NEWS
INVESTOR CONTACT: (818) 225-3550 David Bigelow or Lisa Riordan MEDIA CONTACT: (800) 796-8448
COUNTRYWIDE REPORTS SEPTEMBER 2005 OPERATIONAL RESULTS
– MONTHLY MORTGAGE LOAN FUNDINGS REMAIN ROBUST AT $49 BILLION –
–THIRD QUARTER FUNDINGS REACH NEW RECORD AT $146 BILLION –
CALABASAS, CA (October 11, 2005) – Countrywide Financial Corporation (NYSE: CFC) released operational data for the month ended September 30, 2005. Operational highlights for the month of September and the third quarter of 2005 included the following:
•	Mortgage loan fundings for the month of September reached $49 billion, a 58 percent increase from September 2004. For the third quarter, mortgage loan fundings were a record $146 billion, rising 59 percent over last year’s third quarter. Year-to-date mortgage loan fundings were $358 billion.
—	Monthly purchase volume was $23 billion, 35 percent greater than September 2004. For the third quarter, purchase volume was a record $69 billion, up 32 percent over the same period a year ago. Year-to-date purchase activity totaled $171 billion.

—	Adjustable-rate loan fundings for the month were $24 billion, up 14 percent from September 2004. For the quarter, adjustable-rate loan fundings were $75 billion, an increase of 32 percent over last year. Year-to-date adjustable-rate fundings totaled $190 billion.

—	Home equity loan fundings for September advanced 21 percent over last year to $3.8 billion, bringing home equity production for the quarter to $12 billion — which was up 28 percent over last year’s third quarter. Year-to-date home equity loan fundings reached $31 billion.

—	Nonprime loan fundings totaled $4.0 billion in September, which compares to $3.9 billion for the same period last year. For the third quarter, nonprime fundings reached $12 billion, a gain of 2 percent over last year’s third quarter. Year-to-date nonprime fundings totaled $32 billion.

—	On a consolidated basis, Countrywide funded $9.9 billion in pay-option ARM loans and $8.8 billion in interest-only loans for the month of September 2005. This compares to $2.8 billion and $6.3 billion, respectively, for the same periods a year ago.

—	It should be noted that the various mortgage loan funding categories listed above are not mutually exclusive and are not intended to equal 100 percent of total fundings.
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Investor Relations
4500 Park Granada • Calabasas, CA 91302 • 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

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•	Average daily mortgage loan application activity in September was $3.0 billion, 45 percent higher than the September 2004 level. The mortgage loan pipeline advanced by 51 percent from September 30, 2004 to $77 billion at September 30, 2005.

•	The mortgage loan servicing portfolio continued its uninterrupted growth, reaching a new high of $1.05 trillion at September 30, 2005. This is an increase of $262 billion, or 33 percent, from September 2004.
—	Delinquencies in the servicing portfolio rose 35 basis points from August 2005 to 4.03 percent at the end of September. This increase is primarily attributed to the forbearance granted to customers in the areas affected by Hurricane Katrina and normal seasonal fluctuations.
•	Total assets at Countrywide Bank were $71 billion at September 30, 2005, an increase of 109 percent from September 30, 2004. Countrywide Bank’s assets rose by 8 percent from the end of the second quarter of 2005.
—	Countrywide Bank retained $0.9 billion of pay-option ARM loans and $0.2 billion of interest-only loans during the month of September 2005. This compares to $0.9 billion and $0.8 billion, respectively, for the same periods a year ago.
•	Securities trading volume in the Capital Markets segment advanced 15 percent over last year to $330 billion for September 2005. For the third quarter, securities trading volume reached an all-time high of $971 billion, up 22 percent over the same period a year ago. Year-to-date securities trading volume reached $2.7 trillion.

•	Net earned premiums from the Insurance segment were $90 million for the month of September and $240 million for the third quarter, which compares to $64 million and $195 million, respectively, for the prior year periods. On a year-to-date basis, net earned premiums were $655 million for 2005.

•	Subservicing volume at Global Home Loans was $106 billion at September 30, 2005, which compares to $110 billion one year ago.
“Operationally, September provided a strong finish to a record-breaking third quarter,” said Stanford L. Kurland, President and Chief Operating Officer. “Mortgage loan fundings for the quarter reached a record high of $146 billion. The servicing portfolio continued its growth, rising to $1.05 trillion at the end of September, which positions the Company for increased servicing earnings in a rising interest rate environment. During the quarter, the Bank retained $9.8 billion in loans for investment. In making mortgage loan investment decisions, we evaluate many factors including the pricing environment, the
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Investor Relations
4500 Park Granada • Calabasas, CA 91302 • 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

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shape of the yield curve, capital requirements and the desired portfolio mix. As a result, the growth rate of Countrywide Bank’s total assets may change significantly from quarter to quarter.
“Overall, our operational performance for the nine months of 2005 has been robust, with some key metrics poised to break full year records,” Kurland concluded. “Year-to-date mortgage loan funding volume of $358 billion in 2005 is nearly even with the nine-month volume of 2003 – our biggest funding year on record. Securities trading volume of $2.7 trillion for the nine months of 2005 surpasses by 14 percent the securities trading volume for the nine months of 2004 – our biggest year on record for trading volume. And of course, our servicing portfolio and Countrywide Bank assets are at record quarter-end levels. Countrywide continues to assess the impact of Hurricane Katrina on our businesses, assets and operations. We expect to provide an estimate of losses when we report our third quarter earnings results on October 27, 2005.”
Founded in 1969, Countrywide Financial Corporation is a member of the S&P 500, Forbes 2000 and Fortune 500. Through its family of companies, Countrywide provides mortgage banking and diversified financial services. Mortgage banking businesses include loan production and loan servicing principally through Countrywide Home Loans, Inc., which originates, purchases, securitizes, sells, and services prime and nonprime mortgage loans. Also included in Countrywide’s mortgage banking segment is the LandSafe group of companies which provide loan closing services. Diversified financial services encompass banking, capital markets, insurance, and global operations, largely through the activities of Countrywide Bank, N.A., a bank offering depository and home loan products; Countrywide Capital Markets, a mortgage-related investment banker; Balboa Insurance Group, whose companies are national providers of property, life and casualty insurance; Balboa Reinsurance, a captive mortgage reinsurance company; and Global Home Loans, a U.K. mortgage banking joint venture in which Countrywide holds a majority interest. For more information about the Company, visit Countrywide’s website at www.countrywide.com.
This Press Release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, regarding management’s beliefs, estimates, projections, and assumptions with respect to, among other things, the Company’s future operations, business plans and strategies, as well as industry and market conditions, all of which are subject to change. Actual results and operations for any future period may vary materially from those projected herein and from past results discussed herein. Factors which could cause actual results to differ materially from historical results or those anticipated include, but are not limited to: competitive and general economic conditions in each of our business segments; changes in general business, economic, market and political conditions in the United States and abroad from those expected; loss of investment grade rating that may result in an increase in the cost of debt or loss of access to corporate debt markets; reduction in government support of homeownership; the level and volatility of interest rates; changes in interest rate paths; changes in generally accepted accounting principles or in the legal, regulatory and legislative environments in the markets in which the Company operates; the ability of management to effectively implement the Company’s strategies; and other risks noted in documents filed by the Company with the Securities and Exchange Commission from time to time. Words like “believe,” “expect,” “anticipate,” “promise,” “plan,” and other expressions or words of similar meanings, as well as future or conditional verbs such as “will,” “would,” “should,” “could,” or “may” are generally intended to identify forward-looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements.
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Investor Relations
4500 Park Granada • Calabasas, CA 91302 • 818-225-3550
http://www.countrywide.com
Countrywide Home Loans, Inc. and Countrywide Bank, N.A. are Equal Housing Lenders. ©2002 Countrywide Financial Corporation.
Trade/service marks are the property of Countrywide Financial Corporation and/or its subsidiaries. All rights reserved.

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COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
OPERATING STATISTICS(1)
(Dollars in Millions)

	Month Ended		Year-to-Date
	September 30,	September 30,	September 30,
	2005	2004	2005
LOAN PRODUCTION
Number of Working Days in the Period	21	21	189
Average Daily Mortgage Loan Applications	$3,043	$2,098	$2,717
Mortgage Loan Pipeline (loans-in-process)	$76,821	$50,887
Commercial Real Estate Loan Pipeline (loans-in-process)	$558	$109

Loan Fundings:
Consumer Markets Division	$13,257	$9,164	$104,896
Wholesale Lending Division	7,748	5,881	60,030
Correspondent Lending Division	21,841	10,810	141,157
Countrywide Bank (2)	4,693	—	4,946

Total Mortgage Banking	47,539	25,855	311,029
Capital Markets	2,089	2,123	12,399
Countrywide Bank Investment Portfolio (2) (3)	(794)	3,020	34,389

Total Mortgage Loan Fundings	48,834	30,998	357,817
Commercial Real Estate Fundings	423	3	2,409

Total Loan Fundings	$49,257	$31,001	$360,226

Loan Fundings in Units:
Consumer Markets Division	74,631	64,123	618,015
Wholesale Lending Division	35,621	32,818	292,021
Correspondent Lending Division	101,139	60,219	697,161
Countrywide Bank (2)	83,588	—	84,356

Total Mortgage Banking	294,979	157,160	1,691,553
Capital Markets	8,157	10,288	49,058
Countrywide Bank Investment Portfolio (2) (3)	(47,363)	28,736	237,782

Total Mortgage Loan Fundings in Units	255,773	196,184	1,978,393
Commercial Real Estate	25	1	166

Total Loan Fundings in Units	255,798	196,185	1,978,559

Mortgage Loan Fundings:
Purchase (4)	$22,971	$17,001	$170,947
Non-purchase (4)	25,863	13,997	186,870

Total Mortgage Loan Fundings	$48,834	$30,998	$357,817

Mortgage Loan Fundings by Product:
Government Fundings	$1,032	$934	$7,978
ARM Fundings	$24,011	$21,026	$190,417
Home Equity Fundings	$3,818	$3,164	$31,403
Nonprime Fundings	$4,036	$3,894	$32,457

MORTGAGE LOAN SERVICING (5)
Volume	$1,047,623	$785,992
Units	7,203,562	5,889,950
Subservicing Volume (6)	$27,556	$17,861
Subservicing Units	256,935	174,079
Prepayments in Full	$21,443	$13,669	$170,211
Bulk Servicing Acquisitions	$59	$3,399	$43,232
Portfolio Delinquency (%) — CHL (7)	4.03%	3.73%
Foreclosures Pending (%) — CHL (7)	0.42%	0.35%
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COUNTRYWIDE FINANCIAL CORPORATION AND SUBSIDIARIES
OPERATING STATISTICS(1)
(Dollars in Millions)

	Month Ended		Year-to-Date
	September 30,	September 30,	September 30,
	2005	2004	2005
LOAN CLOSING SERVICES (units)
Credit Reports	822,119	657,661	7,381,042
Flood Determinations	320,502	239,230	2,665,094
Appraisals	110,006	78,118	889,782
Automated Property Valuation Services	710,337	463,760	5,628,452
Other	15,249	13,678	137,726

Total Units	1,978,213	1,452,447	16,702,096

CAPITAL MARKETS
Securities Trading Volume (8)	$329,551	$287,475	$2,687,488

BANKING
Assets Held by Countrywide Bank (in billions)	$71.0	$33.9

INSURANCE
Net Premiums Earned:
Carrier	$74.6	$50.0	$523.6
Reinsurance	15.5	13.6	131.5

Total Net Premiums Earned	$90.1	$63.6	$655.1

GLOBAL OPERATIONS
Global Home Loans Subservicing Volume (in billions)	$106	$110

Period-end Rates
10-Year U.S. Treasury Yield	4.34%	4.14%
FNMA 30-Year Fixed Rate MBS Coupon	5.51%	5.23%

(1)	The above data reflect current operating statistics and do not constitute all factors impacting the quarterly and annual financial results of the Company. All figures are unaudited and monthly figures may be adjusted in the reported financial statements of the Company. Such financial statements are provided by the Company quarterly. The Company makes no commitment to update this information for changes in circumstances or events which occur subsequent to the date of this release.

(2)	Countrywide Bank funds loans for both investment purposes and for sale; these loans are processed for Countrywide Bank by the Company’s Mortgage Banking production divisions. Bank production included in Mortgage Banking fundings includes loans originated for sale at the Bank together with bulk sales of loans from the Bank to the Mortgage Banking Segment.

(3)	Bank loan fundings will be negative in a period where fundings are exceeded by loans sold to affiliates.

(4)	Purchase fundings include first trust deed and home equity loans used as purchase money debt in the acquisition of a home. Non-purchase fundings include first trust deed refinance loans, home equity refinance loans, and stand-alone home equity loans.

(5)	Includes loans held for sale, loans held for investment, and loans serviced for others under subservicing agreements.

(6)	Subservicing volume for non-Countrywide entities.

(7)	Expressed as a percentage of the total number of loans serviced, excluding subserviced loans and portfolios purchased at a discount due to their non-performing status.

(8)	Includes trades with Mortgage Banking Segment.
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